Exhibit 10.1

Human Resources Policy
Revised 11/03
Policy 2.10

POLICY
SEVERANCE POLICY

I.	Policy

The Bank provides for payment of severance benefits to any eligible employee upon involuntary termination of employment.

II.	Scope

This policy applies to full-time and part-time employees (>20 hours per week) with a minimum of 6 months of service whose employment with the Bank is discontinued due to, but not limited to, any of the following events: elimination of employee’s position, general reduction in staff, substantial job modification resulting in employee’s inability to qualify or perform the revised job, changing business needs, reorganization of Bank staff, or reassignment of staff requiring relocation of employee’s primary residence. Employees who are terminated for cause are not eligible for benefits under this policy.

III.	Responsibility

Overall responsibility for this policy is assigned to the Manager, Human Resources and Administration. Bank management is responsible for identifying and providing written documentation regarding any reduction in staff. Exceptions to this policy must be approved by the President. Benefits provided to executive and senior management under this policy must be reviewed and approved by the Human Resources Committee of the Board of Directors.

IV.	Administration

Notification

Employees are provided a minimum of two weeks’ notice in the event of the termination of their employment. The Bank may, at its discretion, provide salary continuation in lieu of notice.

Policy Benefits

Salary Continuation

The salary continuation benefit reflects the employee’s current salary, position and length of Bank service. The benefit is calculated as follows:

•	Executive and Senior Management –

✓	4 weeks base salary per year of service

✓	26-week minimum

✓	52-week maximum

Severance

•	Exempt Employees (paygrade 35 and above) –

✓	3 weeks base salary per year of service

✓	4-week minimum

✓	36-week maximum

•	Exempt Employees (below paygrade 35) –

✓	2 weeks of base salary per year of service

✓	3-week minimum

✓	26-week maximum

•	Non-Exempt Employees –

✓	1 week of base salary per year of service

✓	2-week minimum

✓	13-week maximum

Under certain circumstances the Bank may extend salary continuation beyond the described benefit levels.

Years of Service

Years of service are calculated based upon the employee’s service years as of the most recent service anniversary. Employees with more than one year of service receive no credit for partial years. Employees with less than one full year of service receive the minimum severance benefit. Any prior service within Bank system is included as service in the calculation of severance benefits.

Payment

Salary continuation is paid in semi-monthly installments in accordance with the Bank’s regular semi-monthly pay periods. Salary continuation begins with the first full pay period after termination date. Payments are subject to all required withholdings. Salary continuation may be paid in a lump sum at the employee’s request.

Benefit Continuation

The Bank continues to provide employee medical coverage for the length of the salary continuation period. The medical carrier and level of coverage (single, two party, family) remains the same as the employee benefit election in effect at the time of the termination of employment.

The employee’s medical benefit contribution will be automatically deducted from the salary continuation payments. Employees who request lump sum payment must submit payment directly to the Bank for their portion of the medical cost. The Bank will not pay cash in lieu of medical benefits.

All terminating employees and their dependents who are participants in the Bank’s dental and vision benefits have an option to continue coverage for a specified number of months following termination of their coverage. The employee is responsible for the full cost of such continuing coverage plus a 2% administrative fee. A letter outlining the option of benefit continuation is sent to employees following termination of their coverage (see Benefit Continuation procedure).

Any vested retirement and/or thrift plan benefits are handled in the same manner as any employee who separates their employment from the Bank. All terminated employees, regardless of position, receive payment for earned, unused vacation.

Tuition assistance approved and paid by the Bank prior to the termination date need not be reimbursed upon termination.

Outplacement Services

As part of this policy, the Bank may provide the following outplacement services:

•	COO/Senior Management — formal individualized 12-month executive outplacement program

•	Exempt Employees — 3-month individualized program

•	Non-Exempt Employees — group career workshop

Outplacement services are required to begin within 30 days of termination. The Bank will not pay cash in lieu of outplacement services.

Separation Agreement

The Bank will require a signed Separation Agreement between the Bank and the employee relative to any salary, benefits, or services offered through this policy. The agreement includes a description of the severance benefits and provides a general release by the employee for any claims against the Bank relative to the separation action as well as any other claims relating to employment with the Bank.

Approvals/Exceptions

All severance packages must have the approval of the President. No exceptions to this policy may be made without the approval of the President.

Right to Amend or Terminate

The Bank reserves the right to amend, modify, or terminate this policy at any time without notice.